Exhibit 10.1

TYSON FOODS, INC.
ANNUAL INCENTIVE COMPENSATION PLAN FOR
SENIOR EXECUTIVE OFFICERS
I.INTRODUCTION
1.1.Purpose. The purpose of this Plan is to recruit and retain highly qualified senior executive officers, to provide incentives to such individuals to attain the goals of Tyson Foods, Inc. (the “Company”) and its Affiliates (as defined below) and to provide such employees with incentive compensation based on the performance of the Company in order to enhance shareholder value.
1.2.Description. This Plan is the means by which the Committee (as defined below) shall determine annual incentive bonuses and effect and implement awards for participating employees hereunder.

II.DEFINITIONS
As used in this Plan, the following terms shall have the following meanings:
“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.
“Annual Incentive Bonus” means a bonus payable with respect to a fiscal year of the Company determined in accordance with Article 5 hereof.
“Board” means the Board of Directors of the Company.

“Committee” means the Compensation and Leadership Development Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company.
“Participant” means a senior executive officer of the Company or any Affiliate meeting the requirements of Article 4 hereof, who is selected to participate in the Plan by the Committee.
“Performance Measures” means the goals established by the Committee under an objective formula or standard pursuant to the Plan. Such goals shall be measured using one or any combination of the following criteria:
(1)earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;
(2)operating cash flow and/or growth in operating cash flow in relation to target objectives;
(3)cash available in relation to target objectives;
(4)net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;
(5)revenue and/or growth in revenue in relation to target objectives;
(6)total shareholder return (measured as the total of the appreciation of, and dividends declared on, the stock) in relation to target objectives;
(7)return on invested capital in relation to target objectives;
(8)return on shareholder equity in relation to target objectives;
(9)return on assets in relation to target objectives;
(10)return on common book equity in relation to target objectives;
(11)operating income in relation to target objectives;
(12)EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;
(13)Company stock price performance as compared against a peer group of companies selected by the Committee; or
(14)any combination of the foregoing.

“Plan” means the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers, as in effect and as amended from time to time.

III.ADMINISTRATION
The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

IV.PARTICIPATION

Each employee of the Company or any Affiliate holding a position of executive officer (or equivalent position at a non-corporate Affiliate) shall be eligible to be a Participant selected by the Committee to receive awards under the Plan.

V.ANNUAL INCENTIVE BONUS
5.1.Establishment of Performance Goals. Within the first ninety (90) days of each fiscal year of the Company, the Committee shall select the Participants eligible to receive an Annual Incentive Bonus under this Plan and establish the Performance Measures and procedure for calculating the amount of the Annual Incentive Bonus for each Participant. In no event shall the amount of the Annual Incentive Bonus payable to any Participant attributable to a fiscal year exceed $10,000,000.
5.2.Determination of Achievement of Performance Measures. The Committee shall certify the level of achievement of the Performance Measures and the maximum Annual Incentive Bonus payable to each Participant as soon as practical after the end of the fiscal year for which the determination is being made. Thereafter, and prior to payment of the Annual Incentive Bonus, the Committee shall determine, based upon overall Company performance, changes in the Company’s structure or operations, and the Participant’s individual performance, whether the maximum Annual Incentive Bonus for each Participant shall be adjusted downward from the amount calculated pursuant to Section 5.1 above; provided, however, that any downward adjustment with respect to one or more Participants shall not serve to increase the eligibility for Annual Incentive Bonus for other Participants.
5.3.Payment of Annual Incentive Bonus.
(a)Unless a Participant’s employment contract with the Company specifies otherwise, as soon as practical after the expiration of each fiscal year of the Company Participants who remained employed on the day bonuses are paid by the Company shall be entitled to receive the Annual Incentive Bonus determined in accordance with this Article 5. Unless a Participant’s employment contract with the Company specifies otherwise, a Participant who during the year died or became disabled, as determined by the Committee in its sole discretion, shall be entitled to a prorated Annual Incentive Bonus based on the number of months and partial months elapsed during such fiscal year. Payment of Annual Incentive Bonuses may be made in cash or in Company Class A common stock, at the discretion of the Company.
(b)To the extent permitted by other benefit plans of the Company, Participants may defer the receipt of all or a portion of their Annual Incentive Bonus otherwise payable under Subsection (a) of this Section.
(c)Before any Annual Incentive Bonus is paid to any Participant, the Committee shall certify in writing that the applicable Performance Measures were in fact satisfied.
5.4.Participants Rights Unsecured. The right of any Participant to receive Annual Incentive Bonus under the Plan shall constitute an unsecured claim against the general assets of the Company.
5.5Withholding Taxes. The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.
5.6No Other Bonus Awards. Participants shall not be eligible to participate in any other annual bonus program maintained by the Company for those fiscal years during which the Plan continues to be maintained.

VI.GENERAL PROVISIONS
6.1.Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan. No Annual Incentive Bonus shall be paid for any fiscal year if the Plan is terminated prior to the last day of such fiscal year. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.
6.2.Designation of Beneficiary. Each Participant who defers receipt of all or a portion of any Annual Incentive Bonus under the Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant’s death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no such spouse shall survive the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.

6.3.Adjustment of Performance Measures. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting.
6.4.Miscellaneous.
(a)No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.
(b)No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.
(c)Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

(d)Clawback and Right to Offset. Notwithstanding any other provision of this Plan to the contrary, each team member, by accepting the payment of any Annual Incentive Bonus under this Plan, agrees and consents: (i) to the application and enforcement of any clawback policy that may be implemented by the Company (whether in existence as of the payment date of an Annual Incentive Bonus or later adopted, and as such policy may be amended from time to time) that may apply to such team member or former team member; and (ii) that the Company may take such actions as are necessary to effectuate the enforcement of such policy without the team member’s or former team member’s further consent or action. To the extent that the terms of this Plan and any such policy conflict, then the terms of such policy shall prevail. To the fullest extent permitted by law, the Company reserves the right to offset the amount of an Award by any amount(s) the team member, or former team member, owes to the Company or any of its subsidiaries or affiliates.
(e)Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(f)Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval before any payments of compensation are made to any Participant. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to Participants under the Plan.
(g)Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
(h)Effective Date. The Plan shall be effective beginning with the Company’s 2005 fiscal year.
(i)Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.